Monaker Group, Inc. 8-K

Exhibit 1.1

 MONAKER GROUP, INC.
Placement Agency Agreement
Common Stock and Warrants

This Placement Agency Agreement (the “Agreement”) is entered into by and between Monaker Group, Inc., a Nevada corporation (the “Company”), and Northland Securities, Inc. (the “Agent”) effective as of July 31, 2017. The Agreement supplements that certain letter agreement between the Company and Northland Securities, Inc. dated March 23, 2017 (the “Letter Agreement”) by providing additional information with respect to the Private Placement (as defined below).

1.    Engagement And Services.

1.1           Engagement. The Company hereby engages the Agent exclusively to act as placement agent to the Company concerning a potential private placement (the “Private Placement”) of up to $6,000,000.00 of shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) and warrants (the “Warrants”), which are exercisable for shares of the Common Stock (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”). The final terms of the Private Placement, however, will be negotiated between the Company and the investors who purchase the Securities in the Private Placement. The Agent hereby accepts such engagement on a “reasonable efforts” basis upon the terms and conditions set forth in this Agreement. This Agreement shall not give rise to any commitment by the Agent to purchase or sell any of the Securities, and the Agent shall have no authority to bind the Company. The Company agrees that it will only sell Securities in the Private Placement to sophisticated institutional or accredited investors (as defined in Rule 501(a)(1), (2), (3) and (7) only). The Company and the Agent agree and acknowledge that the Agent is not acting as an underwriter with respect to the Private Placement and the Company shall determine the purchasers in the Private Placement in its sole discretion.

1.2           Services. In undertaking this assignment, the Agent will, among other things, provide the services to the Company outlined in the Letter Agreement, including identifying potential investors (the “Potential Investors”). The Agent is permitted to engage selected dealers and co-agents in performing the services hereunder.

2.    Fees And Expenses.

2.1           Agent Fees. The Company hereby agrees to pay the Agent, as compensation for its services hereunder, the fees and expenses set forth in the Letter Agreement. For the avoidance of doubt, this includes cash in the amount of 8% of the gross proceeds from the sale of Securities in the Private Placement and as set forth in the second paragraph of Section 5(a) of the Letter Agreement, for the consideration of $50 at the Initial Closing Date, the Company will sell to the Agent, a warrant or warrants to purchase shares of the Common Stock equal to 5.0% of the Shares sold in the Private Placement (the “Agent Warrants”). The Agent Warrants will be in the form attached hereto as Attachment A. It is understood and acknowledged that no commission or underwriting discount shall be payable to Agent from any exercise of warrants on a cashless basis in any Company offering.

2.2             Expenses. In addition to the fees provided in Section 2.1 above, the Company hereby agrees, to promptly reimburse Agent for (a) all reasonable out-of-pocket accountable fees and disbursements of counsel retained by Agent, (b) all of Agent’s reasonable out-of-pocket accountable travel and related expenses arising out of Agent’s engagement hereunder, and (c) any other reasonable out-of-pocket accountable expenses incurred by Agent in connection with the performance of its services hereunder. Such total reimbursable expenses shall not exceed $150,000 and shall be supported by invoices and other appropriate documents to verify such expenses.

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3.    Representations And Warranties Of The Company. The Company represents and warrants to the Agent as follows:

3.1           Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement has been taken. The Company has the requisite corporate power to enter into this Agreement and carry out and perform its obligations under the terms of this Agreement. At the closing of the Private Placement (the “Closing”), the Company will have the requisite corporate power to issue and sell the Shares, the Warrants, the Agent Warrants, and the Common Stock issuable upon the exercise of the Warrants and the exercise of the Agent Warrants (the “Agent Warrant Shares”). This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Agent, this Agreement will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles or to the extent the indemnification and contribution provisions of the Letter Agreement may be limited by applicable federal or state securities laws.

3.2           No Conflict with Other Instruments. The execution, delivery and performance of this Agreement, the issuance and sale of the Securities to be sold by the Company in the Private Placement, the issuance of the Agent Warrants, the issuance of the Warrant Shares and the Agent Warrant Shares, and the consummation of the actions contemplated by this Agreement (which for all purposes herein shall include the Private Placement, the sale of the Agent Warrants and the issuance of the Agent Warrant Shares) will not (a) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company’s or its subsidiaries articles of incorporation or bylaws (or similar governing documents) as in effect on the date hereof or the date of a Closing; (ii) any provision of any judgment, arbitration ruling, decree or order to which either of the Company or its subsidiaries are a party or by which any of them is bound; (iii) any bond, debenture, note or other evidence of indebtedness, or any lease, contract, mortgage, indenture, deed of trust, loan agreement, joint venture or other agreement, instrument or commitment to which the Company or its subsidiaries are a party or by which any of them or their respective properties are bound; or (iv) any statute, rule, law or governmental regulation applicable to the Company or its subsidiaries; or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the properties or assets of the Company or its subsidiaries or any acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or its subsidiaries are a party or by which either of them is bound or to which any of the property or assets of the Company or its subsidiaries are subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement by the Company and the valid issuance or sale of the Securities, the Agent Warrants and the Agent Warrant Shares by the Company pursuant to this Agreement, other than such as have been made or obtained and that remain in full force and effect, and except for the filing of a Form D or any filings required to be made under state securities laws, which shall be timely filed by the Company.

3.3           Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of the Company attached as an exhibit to the Company’s filings with the Securities and Exchange Commission (the “SEC”), are true, correct and complete copies of the articles of incorporation and bylaws of the Company, as in effect on the date hereof.

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3.4           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Company and its subsidiaries has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted, as presently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the Company’s and its subsidiaries’ business, financial condition, properties, operations, prospects or assets or its ability to perform its obligations under this Agreement (a “Material Adverse Effect”).

3.5           SEC Filings. The consolidated financial statements contained in each report, registration statement and definitive proxy statement filed by the Company with the SEC (all documents filed with the SEC, the “Company SEC Documents”) and the Private Placement Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) the information contained therein as of the respective dates thereof was accurate and complete and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; (iii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iv) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and the changes in shareholders’ equity of the Company and its subsidiaries for the periods covered thereby. Except as set forth in the financial statements included in the Company SEC Documents, neither the Company nor its subsidiaries has any liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to May 31, 2017, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements. Such liabilities incurred subsequent to May 31, 2017, are not, in the aggregate, material to the financial condition or operating results of the Company and its subsidiaries, taken as a whole.

3.6           Capitalization. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which (A) 11,424,047 shares were issued and outstanding as of the date of this Agreement, and (B) 6,203,867 shares were reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities as of the date of this Agreement; and (ii) 100,000,000 shares of preferred stock, of which 1,869,611 shares of Series A 10% Cumulative Convertible Preferred Stock were issued and outstanding as of the date of this Agreement, and none are outstanding or reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities. All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and, except as disclosed in the Company SEC Documents, have been issued and sold in compliance with the registration requirements of federal and state securities laws or the applicable statutes of limitation have expired. Except as set forth in the Letter Agreement, in the subscription agreements executed in connection with the Private Placement (collectively, the “Purchase Agreement”) or in the Company SEC Documents, there are no (i) outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company or its subsidiaries is a party and relating to the issuance or sale of any capital stock or convertible or exchangeable security of the Company or its subsidiaries; or (ii) obligations of the Company to purchase redeem or otherwise acquire any of its outstanding capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no anti-dilution or price adjustment provisions, co-sale rights, registration rights, rights of first refusal or other similar rights contained in the terms governing any outstanding security of the Company that will be triggered by the issuance of the Securities, the Agent Warrants or the Agent Warrant Shares.

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3.7           Subsidiaries. Except as set forth in the Company SEC Documents, the Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity (each a “subsidiary”). The Company’s subsidiaries are duly incorporated or organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have all requisite power and authority to carry on their business as now conducted. Such subsidiaries are duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on their respective business or properties. All of the outstanding capital stock or other voting securities of such subsidiaries that are owned by the Company, are owned directly or indirectly, free and clear of any liens, claims, or encumbrances.

3.8           Valid Issuance of Securities. The Securities, the Agent Warrants and the Agent Warrant Shares are duly authorized and, when issued, sold, delivered and paid for in accordance with the terms of the Purchase Agreement, the Securities or the Agent Warrants, as the case may be, the shares of common stock issuable pursuant to the Warrants and the Agent Warrants will be duly and validly authorized and issued, fully paid and nonassessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof; provided, however, that the Securities, the Agent Warrants and the Agent Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws or as otherwise set forth herein. The issuance, sale and delivery of the Securities, the Agent Warrants and the Agent Warrant Shares in accordance with the terms hereof or of the Purchase Agreement or the Agent Warrants (as the case may be) will not be subject to preemptive rights of shareholders of the Company. The Warrant Shares and the Agent Warrant Shares have been duly reserved for issuance upon exercise of the Warrants and Agent Warrants.

3.9           Private Placement. Assuming the accuracy of the representations of the Purchasers in the Purchase Agreement, on each Closing Date and solely as this Section 3.9 relates to the issue and sale of the Warrant Shares on the date(s) of exercise of the Warrants and the issue and sale of the Agent Warrant Shares on the date(s) of exercise of the Agent Warrants, the offer, issue and sale of the Securities, the issuance of the Agent Warrant Shares upon exercise of the Agent Warrant (assuming no change in applicable law prior to the date the Shares and Agent Warrant Shares are issued), are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 (the “Securities Act”) and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the purchasers in the Private Placement or the Agent Warrants. The Shares, and upon the exercise of the Warrants pursuant to their terms, the Warrant Shares and Agent Warrant Shares will be quoted on the NASDAQ Capital Market or the OTCQB. Other than the Company SEC Documents, the Company has not distributed and will not distribute prior to a Closing any offering material in connection with the offering and sale of the Securities, unless such offering materials are provided to the Agent prior to or simultaneously with such delivery to the offerees of the Securities. The Company agrees that no Private Placement Documents (as hereinafter defined) or materials presented or distributed to the Potential Investors, including the Company SEC Documents, shall contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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3.10        Litigation. Except as set forth in the Company SEC Documents, there is no action, suit, proceeding nor investigation pending or, to the Company’s knowledge, currently threatened against the Company or its subsidiaries that (a) if adversely determined would reasonably be expected to have a Material Adverse Effect on the Company or its subsidiaries or (b) would be required to be disclosed in the Company’s Annual Report on Form 10-K under the requirements of Item 103 of Regulation S-K. The foregoing includes, without limitation, any action, suit, proceeding or investigation, pending or threatened, that questions the validity of this Agreement or the right of the Company to enter into such Agreement and perform its obligations hereunder. Except as set forth in the Company SEC Documents, neither the Company nor its subsidiaries are subject to any injunction, judgment, decree or order of any court, regulatory body, arbitral panel, administrative agency or other government body.

3.11        Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

3.12        No Brokers. Except for any fees payable to the Agent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Company.

3.13        Compliance. Neither the Company nor its subsidiaries are in violation of its articles of incorporation or bylaws (or similar governing documents). Neither the Company nor its subsidiaries have been advised or have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not have a Material Adverse Effect. Each of the Company and its subsidiaries has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company and its subsidiaries as currently conducted, except where the failure to currently possess such franchises, licenses, certificates and other authorizations would not reasonably be expected to have a Material Adverse Effect.

3.14        No Material Adverse Changes. Except as disclosed in the Company SEC Documents, since May 31, 2017, there has not been any change that has had a Material Adverse Effect. Since May 31, 2017, the Company has not declared or paid any dividend or distribution on its capital stock.

3.15        Contracts. Except as set forth in the Company SEC Documents, and except for matters which are not reasonably likely to have a Material Adverse Effect and those contracts that are substantially or fully performed or expired by their terms, the contracts listed as exhibits to or described in the Company SEC Documents that are material to the Company or its subsidiaries and all amendments thereto, are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts. Neither the Company nor its subsidiaries has any contracts or agreements that would constitute a material contract as such term is defined in Item 601(b)(10) of Regulation S-K, except for such contracts or agreements that are filed as exhibits to or described in the Company SEC Documents.

3.16        Intellectual Property.

(a)            The Company has ownership or license or legal right to use all patents, copyrights, trade secrets, know-how, trademarks, trade names, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company or its subsidiaries (collectively “Intellectual Property”). All of such patents, registered trademarks and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and all such jurisdictions.

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(b)           The Company believes it has taken all reasonable steps required in accordance with sound business practice and business judgment to establish and preserve its and its subsidiaries’ ownership of all material Intellectual Property with respect to their products and technology. To the knowledge of the Company, there is no infringement of the Intellectual Property by any third party.

(c)            To the knowledge of the Company, the present business, activities and products of the Company and its subsidiaries do not infringe any intellectual property of any other person. No proceeding charging the Company or its subsidiaries with infringement of any adversely held Intellectual Property has been filed and the Company is unaware of any facts which are reasonably likely to form a basis for any such proceeding.

(d)           No proceedings have been instituted or pending or, to the knowledge of the Company, threatened, which challenge the rights of the Company or its subsidiaries to the use of the Intellectual Property. The Intellectual Property owned by the Company and its subsidiaries, and to the knowledge of the Company, the Intellectual Property licensed to the Company and its subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part. There is no pending or, to the knowledge of the Company, threatened proceeding by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which are reasonably likely to form a basis for any such claim. Each of the Company and its subsidiaries has the right to use, free and clear of material claims or rights of other persons, all of its customer lists, designs, computer software, systems, data compilations, and other information that are required for its products or its business as presently conducted. Neither the Company nor its subsidiaries is making unauthorized use of any confidential information or trade secrets of any person.

(e)            The activities of any of the employees on behalf of the Company or of its subsidiaries do not violate any agreements or arrangements between such employees and third parties are related to confidential information or trade secrets of third parties or that restrict any such employee’s engagement in business activity of any nature. Each former and current employee or consultant of the Company or its subsidiaries is a party to a written contract with the Company or its subsidiaries that assigns to the Company or its subsidiaries all rights to all inventions, improvements, discoveries and information relating to the Company or its subsidiaries, except for any failure to so do as would not reasonably be expected to result in a Material Adverse Effect.

(f)            All licenses or other agreements under which (i) the Company or its subsidiaries employs rights in Intellectual Property, or (ii) the Company or its subsidiaries has granted rights to others in Intellectual Property owned or licensed by the Company or its subsidiaries are in full force and effect, and there is no default (and there exists no condition which, with the passage of time or otherwise, would constitute a default by the Company or such subsidiary) by the Company or its subsidiaries with respect thereto.

3.17        Securities Market Compliance. The Company has taken no action designed to, or likely to have the effect of, terminating the quotation of the Common Stock (including the Shares, Warrant Shares and the Agent Warrant Shares) on the OTCQB. The Company is and on each Closing Date will be in compliance with all of the then-applicable requirements for continued quotation of the Common Stock on the OTCQB.

3.18        Accountants. LBB & Associates Ltd., LLP, who expressed its opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended February 28, 2017, have advised the Company that they are, and to the knowledge of the Company they are, independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

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3.19        Taxes. The Company and its subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns and have paid or accrued all taxes shown as due thereon or has obtained an extension for such returns, and the Company and its subsidiaries have no knowledge of a tax deficiency which has been or might be asserted or threatened against it by any taxing jurisdiction, other than any deficiency which the Company or its subsidiaries are contesting in good faith and with respect to which adequate reserves for payment have been established.

3.20        Insurance. The Company and its subsidiaries maintain and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes are adequate for its and its subsidiaries’ business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company or its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

3.21        Transfer Taxes. On each Closing Date, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Securities and the Agent Warrants will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

3.22        Investment Company. The Company (including its subsidiaries) is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940 and will not be deemed an “investment company” as a result of the transactions contemplated by the Purchase Agreement.

3.23        Related Party Transactions. To the knowledge of the Company, no transaction has occurred between or among the Company or any of its affiliates (including, without limitation, its subsidiaries), officers or directors or any affiliate or affiliates of any such affiliate officer or director that with the passage of time will be required to be disclosed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (assuming the Company’s Common Stock was registered under the Exchange Act) other than those transactions that have already been so disclosed.

3.24        Books and Records. The books, records and accounts of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the operations of, the Company and its subsidiaries.

3.25        Disclosure Controls and Internal Controls.

(a)         Except as otherwise disclosed in the Company SEC Documents, the Company and its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company or its subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as of the end of the period covered by the Company’s most recent annual or quarterly report filed with the SEC.

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(b)         Except as described in the Company SEC Documents, the Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company and its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are designed to be effective in ensuring that information required to be disclosed by the Company in the reports that it files with or submits to the SEC is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as described in the Company SEC Documents, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s or its subsidiaries’ ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its subsidiaries’ internal controls.

(c)         Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes that have materially affected, or are reasonably likely to materially affect, the Company’s or its subsidiaries’ internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d)         Except as described in the Company SEC Documents, there are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K), or any other relationships with unconsolidated entities (in which the Company or its control persons have an equity interest) that may have a material current or future effect on the Company’s or its subsidiaries’ financial condition, revenues or expenses, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(e)              To the knowledge of the Company, except as described in the Company SEC Documents, the board of directors has not been informed, nor is any director of the Company aware, of (1) any significant deficiencies in the design or operation of the internal controls of the Company or its subsidiaries which could adversely affect the Company’s or its subsidiaries’ ability to record, process, summarize and report financial data or any material weakness in the Company’s or its subsidiaries’ internal controls; or (2) any fraud, whether or not material, that involves management or other employees of the Company or its subsidiaries who have a significant role in the Company’s or its subsidiaries’ internal controls.

3.26        No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Securities or the Agent Warrants.

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3.27        Anti-Bribery. Each of the Company, its subsidiaries, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, its participation in the offering will not violate, and the Company has instituted and maintains policies and procedures designed to ensure continued compliance with, each of the following laws:  (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other law, rule or regulation of similar purposes and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the  foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.  Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.28        Sarbanes-Oxley Act. The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.29        Employee Relations. Neither the Company nor its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company (as defined in Rule 501(f) of Regulation D under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

The Company and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.30        Environmental Laws. Each of the Company and its subsidiaries (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Placement Agency Agreement (PIPE)	Page 9

3.31        No Manipulation; Disclosure of Information. None of the Company, its subsidiaries or any executive officer of the Company (as defined in Rule 501(f) of Regulation D under the Securities Act) has taken and will not take any action designed to or that might reasonably be expected to cause or result in an unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities, the Agent Warrants or the Agent Warrant Shares. The Company confirms that, to its knowledge, with the exception of the proposed sale of Securities contemplated in the Purchase Agreement (as to which the Company makes no representation), neither it nor any other person acting on its behalf has provided any of the Potential Investors or their agent or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Potential Investors shall be relying on the foregoing representations in effecting transactions in securities of the Company. All disclosures provided to the Potential Investors regarding the Company, its business and the transactions contemplated by the Purchase Agreement, including the exhibits to the Purchase Agreement and the Company SEC Documents, furnished by the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) made by the Company or any of its officers or directors contained in any Company SEC Document or made available to the public generally since January 1, 2012, has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith. Statistical, industry-related and market-related data included in the Company SEC Documents are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate in all material respects.

3.32        Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Potential Investor as a result of the transactions contemplated by the Purchase Agreement, including, without limitation, the Company’s issuance of the Securities and any Potential Investor’s ownership of the Securities. The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.33        Bad Actor Disqualification.

(a)       With respect to Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Private Placement, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities (calculated on the basis of voting power), nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of such sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i)–(viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Agent and the Potential Investors a copy of any disclosures provided thereunder.

(b)       The Company is not aware of any person (other than any Issuer Covered Person or Dealer Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities. For the purposes of this subsection, “Dealer Covered Person” shall mean Northland Securities, Inc. or any of its directors, executive officers, general partners, managing members or other officers participating in the Private Placement.

Placement Agency Agreement (PIPE)	Page 10

(c)       The Company will notify the Agent in writing, prior to each Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

4.    Further Agreements Of The Company. The Company covenants and agrees as follows:

4.1           On each Closing Date, the Company will permit the Agent to rely on any representations and warranties made by the Company to the investors and will cause its counsel to permit the Agent to rely upon any opinion furnished to the investors in the Private Placement.

4.2           The Company will comply with all of its obligations and covenants set forth in its agreements with the Potential Investors. The Company will promptly deliver to the Agent and their counsel copies of any and all filings with the SEC and each amendment or supplement thereto, as well as all prospectuses and free writing prospectuses, prior to the closing of the Private Placement and six months thereafter (if they are not filed on EDGAR). The Agent is authorized on behalf of the Company to use and distribute copies of any documents provided to the Agent or Potential Investors in connection with the Private Placement, including Company SEC Documents and the offering memorandum (as supplemented) (the “Private Placement Documents”) in connection with the sale of the Securities as, and to the extent, permitted by federal and applicable state securities laws. The Private Placement Documents do not contain any material, non-public information regarding the Company.

4.3           Neither the Company nor any of its affiliates has distributed, and none of them will distribute, any prospectus or other offering material in connection with the Private Placement and the sale of the Securities other than any materials permitted by the Securities Act to be distributed by the Company.

4.4           The Company will apply the net proceeds from the sale of the Securities substantially in the manner set forth in the Private Placement Documents or for working capital of the Company.

4.5           On each Closing Date, the Company will provide the Agent with a legal opinion (or legal opinions) of the Company’s counsel(s) in substantially the form attached as Attachment B.

4.6           The Company will make available to the Agent on a confidential basis all information concerning the business, assets, operations and financial condition of the Company, which the Agent reasonably requests in connection with the performance of its obligations hereunder and the due diligence investigation deemed appropriate by the Agent. The Company shall make members of management and other employees available to the Agent and Potential Investors for purposes of satisfying such parties’ due diligence requirements and consummating the Private Placement, and shall commit such time and other resources as are necessary or appropriate to secure reasonable and timely success of a transaction. The Company shall inform the Agent of any material events or developments concerning prospective material events that may come to the attention of the Company at any point prior to each Closing Date. The Agent will be relying, without independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to it by the Company.

4.7           On each Closing Date, the Company shall deliver to the Agent a certificate duly executed by an officer of the Company, stating on behalf of the Company that:

(a)            The representations and warranties contained in Section 3 are true and correct in all material respects as of each Closing Date as if they had been made on and as of said date.

(b)           The Company has performed and complied with all obligations and conditions herein required to be performed or complied with by it on or prior to each Closing.

(c)            The appropriate Private Placement Documents, as of each Closing Date, contain all material statements that are required to be made therein, do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Placement Agency Agreement (PIPE)	Page 11

(d)           The Company will not, for a period beginning on the Initial Closing Date and ending six months following the final Subsequent Closing Date, offer for sale or sell any securities except for any Securities to be sold in a Subsequent Closing pursuant to this Agreement, unless, in the opinion of the Company’s counsel, concurred in by the Agent’s counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under the applicable securities laws with respect to the Private Placement. The foregoing shall not apply to securities issued in connection with any acquisition, including by way of merger, or purchase of stock or all or substantially all of the assets of any third party.

(e)            The Company has or will promptly inform each of Agent (together with its affiliates, control persons, officers, directors, employees and agents) if the Company is contacted by or on behalf of any party concerning a possible Offering (as defined in the Letter Agreement) or acquisition or sale of all or a portion of the Company.

On each Closing Date, the Company will also deliver to the Agent any additional documents or instruments reasonably requested by such Agent.

4.8          If in connection with the Private Placement, the Agent determines that they or the Company would be required to make a filing with the Financial Industry Regulatory Authority, Inc. (“FINRA”) to enable the Agent to act as agent in the Private Placement, the Company will do the following:

(a)            The Company will cooperate with the Agent with respect to all FINRA filings that the Company or the Agent may be required to make and provide all information and documentation necessary to make the filings in a timely manner.

(b)            The Company will pay all expenses related to all FINRA filings that the Company or Agent may be required to make, including, but not limited to, all printing costs related to all documents required or that the Agent may reasonably deem necessary, to comply with FINRA rules; any FINRA filing fees; postage and express charges; and all other expenses incurred in making the FINRA filings.

4.9           The Company agrees and understands that this Agreement and the Letter Agreement in no way constitute a guarantee that the Private Placement will be successful. Management acknowledges that the Company is ultimately responsible for the successful completion of a transaction.

4.10        The Company hereby agrees to register or permit the continuance of sales and/or dealings in the shares underlying the Agent Warrants on the same terms as those set forth in the Purchase Agreement applicable to the Warrants.

5.     Disclosure. The Company agrees that, except as required by applicable law or the rules and regulations of the SEC or as permitted herein, any advice to be provided by an Agent under this Agreement shall not be disclosed publicly or made available to third parties without the prior approval of such Agent, which approval shall not be unreasonably withheld. The Agent agrees that, except as required by applicable law or the rules and regulations of the SEC or as permitted herein, that they shall not disclose any material, non-public information provided to it by the Company to third parties without the prior written consent of the Company.

Placement Agency Agreement (PIPE)	Page 12

6.      Indemnification And Contribution. The indemnification and contribution provision of the Letter Agreement shall apply to the Private Placement, except that (i) all references to the “Agreement” therein will be deemed to include this Agreement, (ii) all references to “Northland” shall refer to the Agent and its co-agent and selected dealers and (iii) the Company’s indemnification and contribution obligations thereunder will include any and all losses, claims, damages, liabilities and expenses, joint or several, to which any Indemnified Person (as defined in the Letter Agreement) may become subject arising out or relating to (x) any inaccuracy in the representations and warranties of the Company herein or any failure of the Company to perform its obligations hereunder or (y) the transactions contemplated by this Agreement or the Purchase Agreement. The Company hereby authorizes the Agent to agree to indemnify any selected dealers or co-agent on the same terms and conditions as the Company has agreed to indemnify the Agent. Therefore, as a matter of clarification, the Company agrees to indemnify and hold harmless the Agent, its agent, co-agent selected dealers, officers, directors, managers, members, representatives, guarantors, sureties and each person who controls the Agent within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934 from and against any and all losses, claims, damages, liabilities or expenses, joint or several, (including reasonable legal or other expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person) which they or any of them may incur under the Act, or any state securities law and the rules and regulations thereunder or the rules and regulations under any state securities laws or any other statute or at common law or otherwise and to reimburse persons indemnified as above for any legal or other expense (including the cost of any investigation and preparation) incurred by any of them in connection with any litigation, whether or not resulting in any liability.

7.      Survival. The respective covenants, agreements, representations and warranties of the Company and the Agent hereunder, as set forth in, or made pursuant to this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of any such party or any of its directors or officers or any controlling person, and shall survive delivery of and payment for the Securities. The indemnification and contribution agreements and this section regarding survival contained in this Agreement shall also survive any termination or expiration of this Agreement.

8.      Complete Agreement. This Agreement, together with the Letter Agreement, incorporates the entire understanding of the parties with respect to the subject matter of this Agreement.

9.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. This agreement contains a predispute arbitration clause.  By signing an arbitration agreement the parties agree as follows:

•	All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

•	The arbitrators do not have to explain the reason(s) for their award.

•	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

•	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Placement Agency Agreement (PIPE)	Page 13

Any dispute or controversy arising out of this agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of FINRA as then in effect.  Any arbitration award shall be final and binding upon the Company and the Agent, and judgment on the award may be entered in any court having jurisdiction.  No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court.  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.  Each party will bear its own costs and attorneys’ fees, and will share equally in the fees and expenses of the arbitrator and the arbitration.  The proceedings will be conducted in English and venued in Minneapolis, Minnesota.  Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder. This Section 9 supersedes Section 14 of the Letter Agreement in its entirety.

10.   Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the successors of the Agent and of the Company. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their successors, and the controlling persons and directors and officers and other persons referred to in the indemnification and contribution provision of the Letter Agreement, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision hereof. The term “successors” shall not include any purchaser of the Securities, the Agent Warrants or the Agent Warrant Shares merely by reason of such purchase. No subrogee of a benefited party shall be entitled to any benefits hereunder. Each party hereto disclaims any an intention to impose any fiduciary obligation on any other party by virtue of the arrangements contemplated by this Agreement.

[Remainder of page left blank intentionally – signature page follows]

Placement Agency Agreement (PIPE)	Page 14

In witness whereof, the parties have executed this Agreement as of the date first written above. This Agreement contains a predispute arbitration provision in Section 9 hereof.

Monaker Group, Inc.

By:	/s/ William Kerby
Name:	William Kerby
Its:	Chairman and Chief Executive Officer

Address:

Monaker Group, Inc.
2690 Weston Road, Suite 200
Weston, Florida 33331
Attention: William Kerby, Chief Executive Officer

Northland Securities, Inc.

By:	/s/ Shawn D. Messner
Name:	Shawn D. Messner
Its:	Head of Energy, Investment Banking

Address:

Northland Capital Markets
45 South 7th Street, Suite 2000
Minneapolis, MN 55402
Attention: Jeff Peterson

[Signature Page to Placement Agency Agreement]

Attachment A

FORM OF AGENT WARRANT

WARRANT

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MONAKER GROUP, INC.

WARRANT

Warrant No. _____	Original Issue Date:
July 31, 2017

Monaker Group, Inc., a Nevada corporation (the “Company”), hereby certifies that, for value received, Northland Securities, Inc. or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of ________ shares of Common Stock (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at any time and from time to time from and after the Original Issue Date and through and including July 30, 2022 (the “Expiration Date”), and subject to the following terms and conditions:

1.          Definitions. As used in this Warrant, the following terms shall have the respective definitions set forth in this Section 1. Capitalized terms that are used and not defined in this Warrant that are defined in the Purchase Agreement (as defined below) shall have the respective definitions set forth in the Purchase Agreement.

“Closing Price” means, for any date of determination, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market (other than the OTCQB), the closing price per share of the Common Stock for such date (or the nearest preceding date) on such market; (ii) if prices for the Common Stock are then quoted on the OTCQB, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (iii) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by the Company.

“Common Stock” means the common stock of the Company, par value $0.00001 per share, and any securities into which such common stock may hereafter be reclassified.

Placement Agency Agreement (PIPE)

“Exercise Price” means $2.10, subject to adjustment in accordance with Section 9.

“Fundamental Transaction” means any of the following: (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Original Issue Date” means the Original Issue Date first set forth on the first page of this Warrant or its predecessor instrument.

“Placement Agency Agreement” means the Placement Agency Agreement, dated July 31, 2017, to which the Company and Northland Securities, Inc. are parties.

“Purchase Agreement” means the Common Stock and Warrant Purchase Agreement, dated July 31, 2017, to which the Company and those purchasers listed on the Exhibit A attached thereto are parties.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTCQB), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTCQB), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTCQB, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in clauses (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the OTCQB on which the Common Stock is listed or quoted for trading on the date in question.

2.          Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.          Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.          Exercise and Duration of Warrants.

      (a)           This Warrant shall be exercisable by the registered Holder in whole at any time and in part from time to time from the Original Issue Date through and including the Expiration Date. At 5:30 p.m., Eastern Time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of this Warrant without the prior written consent of the affected Holder.

Placement Agency Agreement (PIPE)

  (b)           Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates (as defined under Rule 144, “Affiliates”) and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant. By written notice to the Company, the Holder may waive the provisions of this Section 4(b) but any such waiver will not be effective until the 61st day after delivery of such notice, nor will any such waiver effect any other Holder.

Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant. This restriction may not be waived.

5.        Delivery of Warrant Shares.

    (a)          To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless the aggregate Warrant Shares represented by this Warrant are being exercised. Upon delivery of the Exercise Notice (in the form attached hereto) to the Company (with the attached Warrant Shares Exercise Log) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than three Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise, which, unless otherwise required by the Placement Agency Agreement, shall be free of restrictive legends. The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission, use its reasonable best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that, the Company may, but will not be required to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

     (b)         If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise.

Placement Agency Agreement (PIPE)

     (c)         If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

     (d)         The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

6.          Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.          Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.          Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

Placement Agency Agreement (PIPE)

9.         Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

     (a)          Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to equal the product obtained by multiplying the then-current Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

     (b)         Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof, or (2) purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Placement Agency Agreement (PIPE)

    (c)          Price Antidilution. If within twelve months from the Original Issue Date the Company shall issue any (i) Common Stock or (ii) any securities of the Company or the subsidiary that would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents” and collectively “Additional Shares”), entitling any person or entity to acquire shares of Common Stock at an effective price per share less than the Exercise Price then in effect, except for the Exempt Issuances (as defined in the Purchase Agreement), the Exercise Price shall be amended to equal the then current Exercise Price x (A + B) ÷ (A + C). For purposes of the foregoing formula, the following definitions shall apply: (I) “A” means the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options and convertible securities as outstanding immediately prior to such issue); (II) “B” means the number of shares of Common Stock that would have been issued if such Additional Shares had been issued at a price per share equal to the then current Exercise Price (determined by dividing the aggregate consideration received by the Company in respect of such issue by the then current Exercise Price); and (III) “C” means the number of such Additional Shares issued in such transaction.

The sale of Common Stock Equivalents shall be deemed to have occurred at the time of the issuance of the Common Stock Equivalents and the purchase price covered thereby shall also include the actual exercise or conversion price thereof at the time of the issuance, without any further adjustments to the exercise price upon the conversion or exercise of any Common Stock Equivalents. If shares are issued for a consideration other than cash, the per share selling price shall be the fair value of such consideration as determined in good faith by the board of directors of the Company. Notwithstanding anything to the contrary herein, this section shall not apply to an Exempt Issuance (as defined in the Purchase Agreement).

In the event of any adjustment under this Section 9(c), the Company shall promptly amend the Registration Statement or file a new Registration Statement pursuant to the provisions of Section 6 of the Purchase Agreement to register the additional Warrant Shares issuable upon exercise of this Warrant. In no event shall the number of Warrant Shares increase if such increase shall result in the Purchasers acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Company on a post-transaction basis that assumes that the closing of the Additional Shares shall have occurred.

(d)        Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)       Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)        Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

10.           Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a)       Cash Exercise. The Holder may deliver immediately available funds; or

Placement Agency Agreement (PIPE)

(b)       Cashless Exercise. If the Company does not have an effective Registration Statement covering the resale of the Registrable Securities within 180 days after Closing or anytime thereafter, then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

11.         No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company may (a) pay cash equal to the product of such fraction multiplied by the Closing Price of one Warrant Share on the date of exercise; or (b) round up the amount of any fractional share to the next highest whole number of shares.

12.         Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective if provided pursuant to the Placement Agency Agreement. In case any time: (1) the Company shall declare any cash dividend on its capital stock; (2) the Company shall pay any dividend payable in stock upon its capital stock or make any distribution to the holders of its capital stock; (3) the Company shall offer for subscription pro rata to the holders of its capital stock any additional shares of stock of any class or other rights; (4) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of said cases, the Company shall give prompt written notice to the Holder. Such notice shall also specify the date as of which the holders of capital stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, or conversion or redemption, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

13.         Registration Rights. The Holder shall be entitled to the registration rights set forth in Section 6 of the Purchase Agreement. Furthermore, the Holder shall be entitled to its pro rata share of any Late Registration/Listing Warrants provided by the Company to the Purchasers under Section 6 of the Purchase Agreement.

14.         Lock Up. In accordance with FINRA Rule 5110(g), this Warrant shall not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this Warrant or the Warrant Shares, by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Offering, except as provided in paragraph (g)(2) of FINRA Rule 5110.

Placement Agency Agreement (PIPE)

15.         Miscellaneous.

(a)       This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)       All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(c)       The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)        In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)       Prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a shareholder with respect to the Warrant Shares.

[Remainder of page intentionally left blank, signature page follows]

Placement Agency Agreement (PIPE)

In witness whereof, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

MONAKER GROUP, INC.

By:
Name: William Kerby
Title: Chairman and Chief Executive Officer

Accepted and agreed:

NORTHLAND SECURITIES, INC.

By:
Name:	Shawn D. Messner
Its:	Head of Energy Investment Banking

Placement Agency Agreement (PIPE)

EXERCISE NOTICE

The undersigned Holder hereby irrevocably elects to purchase ____________shares of Common Stock pursuant to the attached Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1) The undersigned Holder hereby exercises its right to purchase ____________Warrant Shares pursuant to the Warrant.

(2) The Holder intends that payment of the Exercise Price shall be made as (check one):

_________          “Cash Exercise” under Section 10

_________          “Cashless Exercise” under Section 10

(3) If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

(4) The exercise will comply with the beneficial ownership limitation described in Section 4(b) of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the holder ____________Warrant Shares in accordance with the terms of the Warrant.

Dated	_________________ ___, _______	Name of Holder:

(Print)

By:
Its:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Placement Agency Agreement (PIPE)	Attachment A

US.112844345.08

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

Placement Agency Agreement (PIPE)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the right represented by the attached Warrant to purchase ____________ shares of Common Stock to which such Warrant relates and appoints ____________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated: __________ __, _______

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

Attest:

Placement Agency Agreement (PIPE)

Attachment B

FORM OF LEGAL OPINION

1.       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.       The Company has all necessary corporate power and authority to (i) execute and deliver, and to perform its obligations under, the Purchase Agreement and the Agency Agreement and (ii) conduct its business as it is, to our knowledge, currently conducted and described in the Company SEC Documents and the Private Placement Documents, and own, lease and license its properties and assets.

3.       The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except where the failure to be so qualified and in good standing would not result in a Material Adverse Effect.

4.       The execution, delivery and performance by the Company of the Purchase Agreement and the Agency Agreement and the consummation of the transactions contemplated thereby, including the issuance of the Securities, the Agent Warrants and the Agent Warrant Shares, have been duly authorized by all necessary corporate action of the Company.

5.       The Purchase Agreement and the Agency Agreement have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as rights to indemnity thereunder may be limited by federal or state securities laws and except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting the rights of creditors generally, in effect from time to time and general equitable principles.

6.       Except for filings, authorizations or approvals contemplated by the Purchase Agreement and the Agency Agreement, no authorizations or approvals of, and no filings with, any governmental or administrative agency, regulatory authority, stock market or trading facility are necessary or required by the Company for the execution and delivery of the Purchase Agreement or the Agency Agreement or the consummation of the transactions contemplated thereby.

7.       Neither the execution and delivery of the Purchase Agreement or the Agency Agreement by the Company, nor the consummation or performance by the Company of any of the transactions contemplated thereby (including the issuance of the Securities, the Warrant Shares, the Agent Warrants and the Agent Warrant Shares) (i) contravene, conflict with or result in a violation of any provisions of the Company’s articles of incorporation or bylaws; (ii) constitute a violation of Covered Law relevant applicable to the Company; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Company which we have knowledge of; or (iv) with or without notice and/or the passage of time, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or its subsidiaries pursuant to, any agreement to which has been filed by the Company as an exhibit to the Company SEC Documents.

Placement Agency Agreement (PIPE)	Attachment B

8.       The authorized capital stock of the Company on the date hereof consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock. As of the date hereof, without giving effect to the transactions contemplated by the Agreement to occur at the Closing, there are issued and outstanding of record: 11,424,047 shares of Common Stock and 1,869,611 shares of preferred stock. We have been advised by the Company that there are issued and outstanding of record warrants and options to purchase 6,203,867 shares of Common Stock. The form of certificates for the Shares, the Warrant Shares and the Agent Warrant Shares conforms to the requirements of the Nevada Revised Statutes. The capital stock of the Company substantially conforms as to legal matters to the description thereof contained in the Company SEC Documents and the Private Placement Documents.

9.       To our knowledge, except as provided or disclosed in the Private Placement Documents, in the Agency Agreement or in the Company SEC Documents, no person or entity is entitled to any preemptive, right of first refusal, contractual or similar rights with respect to the issuance of the Securities, the Agent Warrants or the Agent Warrant Shares.

10.     The Securities, the Agent Warrants and the Agent Warrant Shares have been duly authorized or reserved for issuance by all necessary corporate action on the part of the Company; and the Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of the Purchase Agreement, and the Warrant Shares and Agent Warrants Shares, when issued upon exercise of the Warrants and the Agent Warrants in accordance with the terms thereof, will be duly and validly issued, fully paid and non-assessable.

11.     Assuming the accuracy of the representations and warranties of each of the investors set forth in the Purchase Agreement and of the Company set forth in Section 3 of the Agency Agreement, the offer, issuance and sale of the Securities at the Closing pursuant to the Purchase Agreement and the issuance of the Agent Warrants pursuant to the Agency Agreement are, and the issuance of the Warrant Shares and the Agent Warrant Shares issuable upon exercise of the Warrants and the Agent Warrants will be exempt from the registration requirements of the Securities Act and the securities or “blue sky” laws of the applicable states in which the subscribers reside.

12.     Other than as disclosed in the Private Placement Documents and the Company SEC Documents, we have no knowledge of any actions, suits, arbitrations, claims, proceedings or investigations pending or threatened against the Company or its subsidiaries or any of their respective operations, businesses, properties or assets by or before any court, arbitrator or government or regulatory commission, board, body, authority or agency that challenges the validity of any actions taken or to be taken by the Company pursuant to the Purchase Agreement or the Agency Agreement or the transaction contemplated thereby.

13.     To our knowledge and except as set forth in the Private Placement Documents, no holders of the Company’s securities have rights to the registration of shares of Common Stock or other securities of the Company because of the Private Placement or the issuance of the Securities, Agent Warrants or the Agent Warrant Shares.

14.     The descriptions in the Private Placement Documents and the Company SEC Documents of statutes, regulations, contracts and other documents (each to the extent filed as exhibits to the Company SEC Documents) are substantially accurate and fairly present the information required to be shown and we have been advised that the descriptions in the Private Placement Documents and the Company SEC Documents of legal and governmental proceedings are substantially accurate and fairly present the information required to be shown; and we are not aware of any statutes, regulations, legal or governmental proceedings or contracts or other documents required to be described in the Private Placement Documents and the Company SEC Documents or included as exhibits to the Company SEC Documents that are not described or included as required.

15.     Nothing has come to our attention that has caused us to be aware that any of the Private Placement Documents or Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. We do not express any belief as to the financial statements and related notes, financial statement schedules or financial or accounting data and information contained in or omitted from the Private Placement Documents or the Company SEC Documents.

Placement Agency Agreement (PIPE)	Attachment B